EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
June 6, 2008
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
Horsepower Holdings, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136
TAX OPINION
Ladies and Gentlemen:
     We have acted as counsel to Basic Energy Services, Inc., a Delaware corporation (“Basic”), in connection with the preparation and filing of Registration Statement No. 333-150895 on Form S-4, as amended (the “Registration Statement”), filed by Horsepower Holdings, Inc., a Delaware corporation (“Holdings"), owned equally by Basic and Grey Wolf, Inc., a Texas corporation (“Grey Wolf”), with the Securities Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger of Basic with and into Holdings, and the merger of Grey Wolf with and into Holdings (collectively, the “Mergers”), with Holdings continuing as the surviving corporation, each pursuant to the Agreement and Plan of Merger dated as of April 20, 2008 (the “Merger Agreement”), by and among Basic, Grey Wolf and Holdings.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the joint proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Basic, Grey Wolf and Holdings.

Basic Energy Services, Inc.
Horsepower Holdings, Inc.
June 6, 2008

     Subject to the limitations and qualifications stated in the Registration Statement and set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” in the joint proxy statement/prospectus forming part of the Registration Statement accurately describes the material United States federal income tax consequences of the Mergers under existing law.
     Our opinion is based upon and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement, the Registration Statement and the officers’ certificates delivered to us by Basic, Grey Wolf and Holdings. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any change in fact, circumstances, or law after such time as the Registration Statement is declared effective. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus forming part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Andrews Kurth LLP